THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
NSC - Q4 2015 Norfolk Southern Corp Earnings Call

EVENT DATE/TIME: JANUARY 27, 2016 / 01:45PM GMT

OVERVIEW:
NSC reported 2015 EPS of $5.10. 4Q15 net income was $361m and EPS was $1.20.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

CORPORATE PARTICIPANTS
Katie Cook Norfolk Southern Corporation - Director of IR
Jim Squires Norfolk Southern Corporation - Chairman, President & CEO
Alan Shaw Norfolk Southern Corporation - Chief Marketing Officer
Mike Wheeler Norfolk Southern Corporation - SVP of Operations
Marta Stewart Norfolk Southern Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Allison Landry Credit Suisse - Analyst
Alex Vecchio Morgan Stanley - Analyst
Tom Wadewitz UBS - Analyst
Scott Group Wolfe Research - Analyst
John Barnes RBC Capital Markets - Analyst
Chris Wetherbee Citigroup - Analyst
Brandon Oglenski Barclays Capital - Analyst
Matt Troy Nomura Securities, International - Analyst
Rob Salmon Deutsche Bank - Analyst
Bascome Majors Susquehanna Financial Group / SIG - Analyst
Jason Seidl Cowen and Company - Analyst
Ken Hoextor BofA Merrill Lynch - Analyst
Justin Long Stephens Inc. - Analyst
Cherilyn Radbourne TD Securities - Analyst
John Larkin Stifel Nicolaus - Analyst
Jeff Kauffman Buckingham Research Group - Analyst
David Vernon Bernstein - Analyst
Tyler Brown Raymond James & Associates, Inc. - Analyst
Cleo Zagrean Macquarie Capital Securities - Analyst
Ben Hartford Robert W. Baird & Company - Analyst

PRESENTATION

Operator

Greetings, and welcome to the Norfolk Southern fourth-quarter 2015 earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded.

It is now my pleasure to intro duct your host, Katie Cook, Director of Investor Relations. Thank you, Ms. Cook. You may begin.

Katie Cook - Norfolk Southern Corporation - Director of IR

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Thank you Christine, and good morning. Before we begin today's call, I would like to mention a few items. First, the slides of the presenters are available on our website@NorfolkSouthern.com in the Investors section. Additionally, transcripts and downloads of today's call will be posted on our website.

Please be advised that during this call we may make certain forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important.

Additionally, keep in mind that all references to reported results, excluding certain adjustments -- that is, non-GAAP numbers -- have been reconciled on our website in the Investors section. Now it is my pleasure to introduce Norfolk Southern's Chairman, President and CEO, Jim Squires.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Good morning everyone, and welcome to Norfolk Southern's fourth quarter of 2015 earnings conference call. With me today are our Chief Marketing Officer Alan Shaw; our Senior Vice President of Operations Mike Wheeler; and our Chief Financial Officer Marta Stewart.

Mark Manion is also with us for his last analyst call, after a very successful career. Mark has been instrumental in helping cultivate the best employees in the industry. He has also been at the forefront of promoting safety programs as a critical component of a well-run business. Mark, thank you for your devoted service.

With Mike Wheeler's assumption of the Chief Operating Officer role on February 1, our senior leadership transition will be complete. Since last June when I took the reins as CEO, my team and I have been single-mindedly focused on shareholder value. We have responded to a dynamic market place and changes in the economic landscape by driving change, while building on Norfolk Southern's strengths. In conjunction with our leadership transition, we have already completed many key initiatives, while simultaneously launching a new five-year plan, centered on disciplined cost control and profitability to produce sustainable returns for shareholders.

I'm eager to share details regarding our team's plan, but first I want to briefly address the fourth-quarter and full-year results. 2015 was marked by weak commodity markets and a strong dollar that an adverse impact on Norfolk Southern and the railroad industry as a whole. Norfolk Southern earnings for the fourth quarter were $1.20 per share, which was 27% lower than last year's $1.64 per share. Earnings for the full year were $5.10 per share, which was 20% lower than last year's record of $6.39. Alan, Mike, and Marta will go into more detail on this shortly.

It is against this challenging macroeconomic backdrop that our team has aggressively executed on a number of key initiatives to build a strong foundation for sustainable shareholder value creation. The core of our strategy is this: Maintain a high level of service to promote operational efficiency and growth, while right-sizing resources to reflect the changing nature of our top line.

Here are just a few of the things my team and I have already done to further this strategy. First, we returned service to previous high levels, supporting cost control, asset utilization, and growth. Second, we took action on G&A, closing and putting up for sale our office building in Roanoke, Virginia, while consolidating or relocating approximately 500 back-office jobs. We also streamlined senior Management, eliminating three senior Management positions.

Third, we restructured an underperforming subsidiary, Triple Crown, to sharpen our intermodal strategy and boost profit. Fourth, we completed the acquisition of the Delaware and Hudson South, giving us full operational control of an important network segment in the Northeast. The transaction has been well received by our customers.

Fifth, we cut capital spending by $100 million last year to adapt to the shifting economic environment, and we are committed to reducing it further if necessary. Sixth, reacting to changes in our coal business, we completed an initial round of line rationalizations in the coal fields, the closure of a major coal terminal and the consolidation of two operating divisions in West Virginia and Virginia.

Let's turn next to the elements of our strategic plan, beginning on slide 5. This plan, begun on June 1, 2015, when I became CEO and announced on December 4, is the result of a comprehensive evaluation of our business model; in particular, our cost structure and top-line growth potential. The plan is built on disciplined cost control and asset utilization. It is also designed to generate over time revenue growth through pricing and increased volume in service-sensitive markets where we have made significant investments, and had a well-established market presence.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

The plan is dynamic, allowing us to evolve as required, given an ever-changing world. Overall, we expect to achieve annual productivity savings of more than $650 million by 2020, growing from an initial $130 million in 2016, by improving the consistency and reliability of our service, and running a faster, more efficient railroad.

Turning to our revenue plan on slide 7, while our expectations are modest for 2016, revenue growth from pricing and volume increases is one component of our strategic plan. We have been deliberate in our analysis, developing a detailed bottom-up road map to growth over the next five years. The plan is conservative and flexible in nature, and gives us the ability to adjust to changes in the economy.

Slide 8 shows that over the five-year period, we expect revenue per unit to grow approximately 2.5% on a compound annual basis through 2020, supported by pricing levels exceeding CPI. Consistent with our past experience, volume will grow relatively in line with GDP, as growth in intermodal and other consumer-oriented products offsets coal head winds.

Turning to slide 9, I will now detail our expectations for each major revenue group. We expect coal volume to decline in 2016, and then stabilize. Overall, our coal forecast is more conservative than estimates from the Department of Energy and other independent experts.

We believe growth in our merchandise lines of business will track the economy overall, increasing generally in line with GDP, and we are calling for intermodal volume to increase at a rate better than GDP, with compound annual growth of about 4.5%. This will be driven primarily by tighter truck capacity and improved domestic service levels. It will also reflect our close alignment with international steamship lines that are adding capacity in Norfolk-Southern-served markets as they shift from West Coast to East Coast ports.

Now turning to our expense reduction and cost-control plan, as you see on slide 11, our strategy is to provide industry-leading service to drive the operating ratio lower. We are committed to achieving a sub-65 OR by 2020, but we won't stop there. Once we achieve this initial goal, we intend to take our operating ratio even lower by focusing relentlessly on four things: Head count, locomotive productivity, fuel efficiency, and our network footprint, all while supporting quality service for our customers.

Moving to slide 12, the current back drop of low commodity prices and a strong US dollar has created significant head winds that affected 2015 results across our industry. Our plan will help offset some of these head winds, actively managing to market dynamics both down side and up side in a timely manner.

Right now, given current market dynamics, we are aggressively bringing down overtime, head count, and our locomotive fleet size. We are also pushing on fuel efficiency, closing or scaling back operations in yards and terminals, and rationalizing secondary lines. All of this is being done so that we can achieve target levels of profitability, while maintaining strong service and the potential for future growth.

Even given challenging future market conditions, we believe we can achieve a sub-65 operating ratio by 2020. We have the right team and the right plan to address the current head winds, and deliver superior value as we move through 2016 and beyond.

With our improved service, we have achieved a faster railroad. Specifically, year over year we achieved a 17% improvement in train speed, and a 21% improvement in terminal dwell. These improvements across our network will lower costs, while enhancing our service offering and the value of our product. A faster railroad is, simply put, a more profitable railroad.

Turning to slide 14, our plan is designed to optimize resources and accelerate growth through a variety of disciplined expense control initiatives in compensation and benefits, purchase services and rents, materials, and fuel. We expect to achieve annual expense savings over $650 million by 2020, growing from an initial $130 million in 2016.

Starting with compensation and benefits, service improvements, traffic shifts, network rationalizations, and cutbacks in yards and terminals will enable Norfolk Southern to reduce head count in 2016 and beyond, building on initiatives we began in 2015 to right-size the network. We expect this to result in annual productivity savings of $420 million by 2020.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Now to purchase services and rents. We're projecting annual savings of $70 million by 2020, for reduced equipment rental and lease costs, lower payments for third-party switching, leveraging the recent expansion of Moorman Yard in Bellevue, Ohio, and lower trackage rights and haulage payments.

As you can see on slide 15, we expect materials to deliver approximately $80 million in annual savings by 2020, through more productive locomotive maintenance programs, and replacement of older, less-reliable locomotives. Finally, Norfolk Southern plans to cut fuel expenses by approximately $80 million per year by 2020, through rationalization of our locomotive fleet, and full implementation of fuel management technology.

In conclusion on slide 16, we believe we have the right strategic plan to streamline operations, accelerate pricing and growth, and enhance shareholder value. The plan leverages our core competency in providing fast, efficient service, while improving network efficiency and consolidating operations.

Importantly, through disciplined cost control, we believe we can achieve the expense-reduction goals outlined in this plan, and even more. To be clear, if market conditions worsen more than anticipated, our plan has flexibility built into it so that we can achieve additional cost savings.

We are also committed to a capital allocation strategy that returns significant capital to shareholders. Over the past 10 years, Norfolk Southern distributed nearly $15 billion to shareholders through share repurchases and dividends that increased steadily, at a 17% compound annual rate. Our plan targets a dividend pay-out ratio of 33% over the longer term, and share repurchases using free cash flow and borrowing capacity.

I will now turn the program over to Alan, Mike, and Marta, who are just as committed as I am to successfully executing our plan. They will provide more details on our 2015 results, and our 2016 outlook, and I will then return with some closing comments before taking your questions. Alan?

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

Thank you, Jim. Good morning to everyone. Thank you for joining us today.

I would like to begin by expressing our commitment to the growth plan Jim just reviewed. It is a multi-dimensional, sustainable plan with a focus on a differentiated service product that the market values, driving pricing and volume growth, while improving shareholder return.

Moving to slide 2, I'll provide some perspective on our 2015 top-line performance. Annual revenue of $10.5 billion declined 10% compared to 2014, with fuel surcharges and coal accounting for the decrease. Fuel losses of $852 million were the result of decreased oil prices. This negative comp will sharply decline in the first quarter, as January 2015 was the last month West Texas Intermediate exceeded the average fuel surcharge trigger point.

Overall, 2015 was a challenging year, with low commodity prices and strong US dollar conditions, which consistently deteriorated each quarter, and largely continued unabated. Despite this environment, we did experience up side revenue growth in our merchandise and intermodal markets, excluding fuel. We also posted record revenue in our agriculture franchise, and record volume at both chemicals and intermodal.

On slide 3, our fourth-quarter results were impacted by decreased fuel surcharges, low commodity prices, unseasonably warm weather, and high retail inventories. Volume declined in all three of our major business segments. Reduced fuel surcharges and coal revenue combined for 84% of our overall revenue decline. Despite these challenges, positive pricing offset the negative mix impact of several commodities, driving sequential growth in RPU, less fuel, for each of the last five quarters.

Moving to coal, warm weather and lower natural gas prices resulted in declines and utility coal shipments. Export coal met our 3-million-ton guidance for the quarter, but continued to be challenged compared to prior year, due to global oversupply and the strong US dollar. Our first-quarter target is 2.5 million to 3 million tons, with the added uncertainty in the market. Excluding fuel, RPU increased for coal, due to positive pricing and increased longer-haul utility volume in the south.

Slide 5 depicts the record high temperatures in our service area that impacted utility coal shipments later in the quarter. In the second and third quarters, our utility coal volumes met guidance, and had settled into the low natural gas environment. Similar volume trends existed in October and November; however the warm weather significantly decreased December deliveries.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Stockpiles are 40 days above target, which we anticipate will reduce first-quarter volume to 15 million tons. The inventory overhang is projected to continue into the second quarter. Once stockpiles return to target, we project utility volumes in the range of 17 million to 19 million tons per quarter, assuming normal weather patterns.

As we turn to intermodal, we restructured our Triple Crown franchise effective November 15, with business winding down earlier in the quarter, as customers implemented alternative plans before the effective date. This equates to 4% in volume decline and 6% in revenue decline for intermodal.

While the Triple Crown restructure will have a negative impact on both volume and revenue in 2016, it will be accretive to our bottom line, and improve capital utilization. Excluding Triple Crown, intermodal fell 1% for the quarter. This decline can largely be attributed to increased truck capacity and high retail inventory levels.

As the quarter progressed and service was restored to previous high levels, we experienced volume gains in some key accounts. These improvements will have a positive impact on our domestic franchise moving forward. Lastly, pricing gains throughout the year increased revenue per unit by 4% when excluding Triple Crown and fuel. Consistent improvement in contract pricing creates confidence that this trend will continue, and is supportive of our growth plan.

Our merchandise markets were impacted by low commodity prices, a strong dollar, and high inventory levels, reducing demand for metals, export grain, crude oil, and lumber. On a positive note, automotive posted a 9% increase in the quarter, exceeding North American vehicle production growth. We also experienced strong growth in natural gas products, as well as ethanol. Losses in higher-rated commodities created a negative mix impact on RPU. However, strong pricing led to RPU less fuel growth of 2%.

NS volumes as reported to the AAR declined by 6.7% in the fourth quarter, in line with other class ones. Eliminating the impact of the Triple Crown restructuring, NS volume declined 5% during this period.

Concluding with our outlook, the impact of the warm weather on our coal franchise, uncertain commodity prices, and continued high retail inventory levels create head winds for volumes, particularly in the first quarter. Coal volumes will be impacted as utilities work down high stockpiles.

Commodity price declines and foreign exchange pressures will affect our merchandise franchise. Volumes in our intermodal franchise will be impacted by the Triple Crown restructuring, although improved service and reach will benefit our conventional, intermodal, and automotive networks.

Pricing increases accelerated throughout 2015, with the strongest pricing in the fourth quarter benefiting our top line through 2016. The impact of lower fuel surcharges will subside in early 2016, and we are actively converting to programs with less variability and greater alignment to expenses.

Our longer-term objectives include the continued diversification of our traffic base, a key to maintaining a strong franchise. Service-sensitive business is Norfolk Southern's fastest growing segment, as evidenced by our automotive and intermodal franchises, which grew at a 7% CAGR excluding Triple Crown over the last five years. We have a best-in-class network, and with return to service levels, we expect volume growth in these markets, mitigating some risk associated with commodity-based products.

Domestic intermodal will benefit from our service product and increased regulations in the trucking industry. International intermodal will grow as a result of our network reach, and our alignment with shipping partners adding capacity on the east coast.

In conclusion, a balanced franchise, disciplined market-base pricing, and an improved service product allows our Management team to aggressively respond to a changing economic environment. We are confident in our pricing and volume growth plan, developed in concert with operations for our customers and their specific service needs, and the unique market opportunities presented by our network. Collectively, we managed this flexible plan to adjust resources as volume levels fluctuate, to drive targeted financial results.

Next, Mike will describe our improved service levels, which increase the value of our product and generate volume growth.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

Thank you, Alan. I am pleased to announce that during the fourth quarter our service was restored to our previous historic highs. This substantial improvement is a result of deliberate steps we took in 2015. Today, we are taking the next step in strengthening our Company from an operational and financial perspective.

Let me begin with one of our core principles on slide 2, which is involved in all of our decisions: safety. We achieved a 14% decline in reportable injuries, and even more importantly, a 19% reduction in serious injuries over 2014. We're proud of our position as an industry leader in safety, and our commitment to safety will not waiver.

Turning to service on slide 3, another of our core principles. As laid out here, our composite service performance continued to improve throughout the fourth quarter. Importantly, the performance of this comprehensive metric remains strong into the first quarter of 2016. Positive change is under way.

Our goal is to maintain this level of service, which we believe provides the optimal balance between delivering a high service product to our customers while running a low-cost operation. We are confident we can continue to provide this level of service as we implement our strategic plan to run a more efficient and more profitable railroad. On a recent service note, NS achieved our most successful peak season ever for our premium accounts with respect to on-time performance and total volume handling.

Looking to slide 4, we continue to deliver significant improvement in our train speed and terminal dwell metrics, which are leading to improvements in our locomotive availability and efficiency of our car utilization. Specifically, year over year for the quarter, we achieved a 17% improvement in train speed, and a 21% improvement in terminal dwell. As we have said before, a faster railroad is a less expensive and more profitable railroad.

These improvements will translate directly into cost reductions, increased revenue, and improved margins, and as a result, increase value for our stakeholders, including better service for our customers.

As shown on slide 5, during the fourth quarter, we increased our focus on using our existing resources more efficiently. As we continue to operate near our historic high service levels, we will continue to right-size our resources, implement efficiency measures and realize reductions in our operating expense. During the fourth quarter, we reduced overtime by 24%, and reduced re-crews by 55% versus the same period in 2014.

As Jim highlighted earlier, with the plan outlined today we are projecting $130 million in productivity savings from our better service and efficiency initiatives in 2016. The five-year plan was developed by my team, and we are committed to delivering results.

On slide 6, we have continued the process of right-sizing our manpower to match the current environment. While the majority of these reductions have also taken the form of furloughs in the Transportation Department, we have also taken steps within our Engineering, Mechanical, and Network and Service Management departments.

On the locomotive side, aided by both our high velocity and an industry-wide reduction in volumes, we are currently storing high-adhesion road locomotives; and in addition, have removed units from our yard and local fleet. We did this through right-sizing against current volumes, and fine-tuning our local operating plan.

We are also progressing with our DC-to-AC rebuilds, which will allow us to replace our aging dash-nine locomotive fleet at a significant discount to purchasing new locomotives. We anticipate these reductions in our fleet to lead to lower maintenance and repair costs, while reducing future capital requirements, and improving the reliability and fuel efficiency of our locomotive fleet.

As Jim outlined for you earlier on the call, and as you can see on slide 7, we are also taking a disciplined approach to reducing our operating costs. We recently announced that we are combining our Pocahontas and Virginia divisions, which will reduce the number of operating divisions by close to 10%, and will result in a reduction of division-level supervision and back-office functions. We are also progressing with our plans to reduce from three operating regions to two.

We are adapting rapidly and consistently. We are also idling our Ashtabula, Ohio, coal terminal, and will concentrate our lake coal volumes at our Sandusky, Ohio, coal terminal. We have, however, retained all the business as part of this move.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

As mentioned in our last earnings call, we are continuing to rationalize investment in coal routes in central Appalachian. We are ceasing operation on portions of our West Virginia secondary between Columbus, Ohio, and Charleston, West Virginia, which will result in a 250-mile reduction in maintained right-of-way. In all, we will rationalize our secondary line network by 1,000 miles this year, and 1,500 miles by 2020. In closing, I want to emphasize that we are laser-focused on ensuring Norfolk Southern has the most efficient and appropriate operating plan, which will streamline operations while driving growth and profitability.

With that, I would like to turn the call over to Marta to walk you through the quarter's financials.

Marta Stewart - Norfolk Southern Corporation - CFO

Thank you, Mike, and good morning, everyone.

Slide 2 summarizes our operating results compared to last year's record-setting quarter. As Alan already discussed, revenues declined by $352 million, or 12%, as a result of lower fuel surcharge revenues and lower volume. Operating expenses decreased by $103 million, or 5%, aided by continued low fuel prices, but partially offset by restructuring costs. The net result was a $249 million, or 28%, reduction in income from railway operations, and a 74.5% operating ratio for the quarter. Restructuring costs added 2 points to the operating ratio.

As was the case in every quarter of 2015, fuel prices had a significant impact on our operating results, and so we've summarized the net change on slide 3. Taking a look at the top of this slide, the line graphs reflect the comparative WTI prices for 2014 and 2015. As you would expect, the quarters with the biggest gap had the largest reduction in fuel revenue. Also note that we were below most of our WTI-based trigger points throughout 2015. Looking ahead to 2016, the forward-curve projection for WTI is well below our most-common trigger point of $64 a barrel. The remaining on-highway diesel-based surcharges should correlate more closely with our fuel expense this year.

Now let's take a look at operating expenses. I'd like to pause here and note that our team has been aggressively seeking to reduce operating costs, while maintaining a well-run, service-oriented railroad. We've taken specific actions to reduce costs in the near term, and will continue to reduce costs in a manner consistent with the five-year plan Jim described earlier.

In the fourth quarter we decreased expenses by $103 million. Most of the decline was due to price, as I just discussed. We also had net reductions in purchased services and in compensation and benefits. These reductions were partially offset by increases in depreciation, and in materials and other.

Before we look at the specific expense line items, let's turn to an update on restructuring costs. Slide 5 summarizes the expenses which are related to the significant down-sizing of our Triple Crown operations, and to the closure of our Roanoke regional offices. The net effect of these costs reduced fourth-quarter results by $0.10 a share.

As shown on the following slide, our restructuring efforts had a significant impact on depreciation expense, amounting to $37 million, and resulting from the disposition of over 5,000 road-railroad units. The remaining $10-million increase is associated with the growth in our asset base.

Slide 7 breaks out the components of our change in fuel expense. We have already covered the price-related component, and the consumption decline is related to the drop in traffic volume. As Mike has already explained, we expect our fuel efficiency metrics to improve in 2016.

Slide 8 depicts purchased services and rents, which were down $12 million, or 3%, reflecting the November 15 cessation of service in most Triple Crown lanes. As you know, this door-to-door service includes a significant amount of drayage and terminal operating cost, most of which went away after November 15, and accounted for an $18-million reduction. Partially offsetting this decline were the aforementioned restructuring costs, and somewhat higher equipment rents associated with the increase in automotive traffic. Looking ahead to 2016, we expect purchase service costs to decline due to the Triple Crown restructuring.

Turning to slide 9, we experienced a $12-million, or 2%, decrease in compensation costs. Lower incentive compensation of $41 million, combined with $13 million of reduced overtime, was partially offset by increased pay rates of $13 million, a labor agreement lump-sum payment of $13 million, and $4 million of severance costs associated with the restructuring.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

In 2016, we expect continued reductions in overtime, as well as a 4% decline in average head count year over year. On the other side of the equation, we expect wage and medical cost inflation of about 3.5%, and a more normalized level of incentive comp.

As shown on slide 10, the Materials and Other category increased by $27 million, or 12%. Casualty claims costs were $20 million higher, due to favorable personal injury development in the prior year, combined with case-specific accruals required in 2015.

Turning to income taxes on slide 11, the effective rate for the quarter was significantly lower at 31.1%, versus 35.3% in 2014. This was largely attributable to three factors: The passage of the Tax Extenders Act in late December, which extended certain tax credits; the completion of an IRS audit; and the effect of the state tax law change.

Wrapping up our quarterly overview on slide 12, net income was $361 million, a decline of $150 million, or 29%, and diluted earnings per share were $1.20, down 27% compared with the prior year. As a reminder, restructuring costs lowered these results by $31 million, or $0.10 per share.

Turning our focus to the full year on slide 13, revenues were 10% lower than those in 2014, and expenses declined by 5%. The resulting income from railway operations of $2.9 billion was a 19% decline, which led to an increased operating ratio of 72.6, and a decrease in earnings per share to $5.10. Restructuring costs lowered these results by $58 million, or $0.19 per share, and added about a point to the operating ratio.

Slide 14 summarizes our full-year cash flows. Cash from operations for the year was $2.9 billion, covering capital spending, and producing almost $500 million in free cash flow. With respect to stockholders' returns, we repurchased $1.1 billion of stock, and paid over $700 million in dividends. In 2016, we plan to resume repurchases at a rate of about $200 million per quarter.

Moving on to this year's capital budget on slide 15, we plan to decrease total spending to $2.1 billion. Similar to the renewed effort on aggressively managing our operating costs, we're also taking a more disciplined approach to capital spending. We are prioritizing capital allocation to our core network, and to projects that will fuel key areas of long-term growth. We believe this approach will enable the maintenance of high service levels, as Mike described, and support the areas where Norfolk Southern will grow in the long term, thereby maximizing our return on invested capital.

As you can see from the pie on this slide, spending on our right-of-way, including roadway and infrastructure, is roughly in line with recent years, whereas equipment spending is lower. We've reduced freight car purchases, but increased locomotive acquisitions, in keeping with the strategy Mike outlined relative to a younger fleet and lower maintenance costs.

With that, I thank you for your attention, and I'll turn the program back to Jim.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Thank you, Marta. As you've heard this morning, our results reflect the current challenges in domestic and global markets. But looking to 2016, we are poised to achieve significant annual expense savings without compromising the Company's ability to secure volume and revenue growth opportunities. We are executing a clear strategic plan to drive profitability and growth, and we expect to achieve an operating ratio below 65% by 2020. As a Management team, we have the right people in place to deliver superior shareholder value through execution of our strategic plan.

Before we move on to the Q&A portion of this call, I want to address recent developments with respect to Canadian Pacific. As you know, our Board of Directors has carefully reviewed and rejected three separate unsolicited proposals. The Board and Management team are committed to doing what is in the best interest of the Company and all NS shareholders. That said, I want to ask that you focus your questions on today's call on our fourth-quarter and full-year earnings, as well as our strategic plan and the additional information we disclosed today.

With that, we will now open the line for Q&A. Operator?

QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session. Due to time constraints, we ask that all callers limit themselves to one question and one follow-up.

(Operator Instructions)

Thank you. Our first question comes from the line of Allison Landry with Credit Suisse. Please proceed with your question.

Allison Landry - Credit Suisse - Analyst

Good morning, thank you. I wanted to ask about your assumption for mix in the roughly 2.5% revenue per unit guidance that you outlined. Should we be thinking about pricing in the roughly 3% range, and maybe negative impact mix of about half a point? Any color you could provide there would be helpful. Thanks.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Sure, thanks for the question. I think you have the basic formula about right. I'll turn it over to Alan in a minute, but let me say the big picture here is growth in intermodal volumes, and lower coal volumes. That has, as you point out, a negative mix impact overall -- however, more than offset by pricing at a rate above inflation as we went through. Alan?

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

Allison, we are completely focused and committed to disciplined pricing moving forward, reflecting the value of our service product. We don't anticipate the sharp negative head winds and fuel surcharge revenue, coal, steel, and frac sand crude oil that we've had in the past. We're going to focus primarily on growing our service-sensitive business, and reflecting the long-term value of that business with our pricing. We've been able to achieve five consecutive quarters of RPU growth ex-fuel, and we believe that will continue.

Allison Landry - Credit Suisse - Analyst

Okay, great. My follow-up question, thinking about the $420 million of savings on the labor line, what are the specific head-count expectations that are embedded within that? Could you give us a sense of what you're thinking about what that might imply from a GTM-per-employee or a carload-per-employee perspective?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Sure. Again, I'll turn it over to Mike to talk about the specifics on the head count, but we're looking for roughly 2,000 fewer positions by 2020, and 1,200 fewer positions and about a 4% decrease in our overall work force in 2016. Mike, do you want to get into the specifics there a little bit?

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

Yes, it is driven by the 2,000-head-count reduction by 2020, as well as aggressive overtime reduction by 2020. We've already started that in 2016 and seen some good headways. As we have said, that's about a 4% reduction for this year in our head count, and we would expect that to translate directly into the gross ton miles per revenue.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Allison Landry - Credit Suisse - Analyst

Okay, thank you.

Operator

Alex Vecchio, Morgan Stanley.

Alex Vecchio - Morgan Stanley - Analyst

Good morning, thanks for taking the questions. Jim, I realize the forecast for coal to decline at a 1% CAGR is more conservative than some other estimates out there. But naturally a 1% decline over the next five years would suggest that the mix head wind from coal declines from a profitable standpoint would moderate pretty drastically versus what you've experienced over the last few years. My question is, if coal volumes do end up declining closer to the mid- to high-single digits as they have been over the past few years, do you still believe you'll be able to achieve your OR and EPS targets?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

What I'd like to do is turn it over to Alan in a minute to give you some of detail on how we built up the coal volume forecast, which as you point out, we do believe is conservative based on independent experts. Let me just say this about our plan. It is a dynamic, flexible plan. If we do not see the growth in revenue because our coal volumes trend worse than we are expected, or for whatever reason, we will push even harder on the cost side. It's a flexible plan. We can dig deeper on the costs if we have to. We are intent on achieving the results we have outlined today.

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

Alex, we know that coal volume will decline in 2016. That's reflected in most indices. Then what we've done is we have looked at our individual plants, our individual customers, and then anchored that against independent experts. We have come up with what we believe is a conservative plan going forward.

Yes, there is risk, there's no doubt about it. But at gas prices' levels where they are today, coal-to-gas switching in our service region is effectively saturated. We do feel good about our coal forecast going forward. It's more conservative than outside experts, but we will adjust accordingly, if we see the market dynamics change.

Alex Vecchio - Morgan Stanley - Analyst

Okay, that's helpful. My follow-up, you've given a lot more detailed guidance, which is great. You've spoken a bit more specifically to your expectations for core pricing. I was wondering if maybe you'd be willing to begin disclosing more specifically your same-store sale core pricing metrics on a quarterly basis, as other class ones have been doing? Maybe if you could provide what that figure was in the fourth quarter? Thank you.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Listen, let me just say this. With the leadership transition here, everything is on the table. We are certainly considering changes in a variety of areas, including our disclosure policy. Alan, you want to comment on the same-store sales number in the fourth quarter?

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

It was above rail inflation, and we're going to continue to get improvement in that as we realize the full-year benefit of the contract rate increases that we negotiated with our customers this year. Also, with a sharply declined fuel surcharge overhang, we'll see better improvement in RPU throughout the year.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Operator

Tom Wadewitz, UBS

Tom Wadewitz - UBS - Analyst

Good morning, and thank you for the detail on the five-year plan. That's helpful. I wanted to see if you could give me -- this is probably for Mike or Jim -- what broadly speaking are some of your assumptions on train lengths and train starts over the five-year period? Typically, we think of train starts as driving cost and head count, and likewise what you do on train lengths as being an area you can drive productivity. Are there any broad thoughts you can provide on how you think those two parameters may move over the five-year period?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

First, train lengths are obviously an important driver of productivity. Fewer starts per train is also an important driver. Now Mike, why don't you talk a little bit about specifics there.

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

On our train lengths, this last quarter, as well as last year, our train lengths were at our historic highs. They were at our historic highs at the same time that our service levels were at their historic highs. We feel pretty good about that going forward.

Having said that, we continue to tactically look at what are the opportunities to run longer trains. We do that daily. We've got a team looking at that intensely. We also looking at strategically long term looking at longer trains. What we're doing there is reviewing our operating plan, and we continue to fine-tune it to optimize the operating plan. It will allow us to not only run longer trains, but reduce our car miles and reduce handlings. Those go hand in hand with increased efficiency. While we feel like we're in a good place, we do see opportunity going forward.

Tom Wadewitz - UBS - Analyst

Maybe I should ask it a little bit differently. Do you have specific targets for change in train lengths that are part of the broader part of the broader productivity plan? Is there a -- are you planning to improve it 10%, 20%, or is that not one of the key drivers in your five-year plan?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

No, it's not one of the ones we've put a specific metric on. We plan to improve it, but we don't have a target for that.

Tom Wadewitz - UBS - Analyst

Okay. I don't know if I can get a follow-on or a different topic, but is there any implication for long-term CapEx within the structural changes? If you take out 1,500 miles of track, does that help you get a lower CapEx number in the longer term?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

It does. That's one of the benefits of reducing the network footprint from the 1,000 miles of rationalization we're looking at this year, and fully 1,500 miles by 2020. That does bring the CapEx down with respect to those lines, and there are some expense benefit from that, as well.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

We are also looking at trying to contain CapEx at a lower level overall than it has been at in the last several years. We pointed out again that we reduced CapEx last year. That was appropriate, given the circumstances. This year's capital budget starting out is a double digits lower than last year's. We'll continue to be flexible with CapEx as market conditions require.

Tom Wadewitz - UBS - Analyst

Okay. Thank you for the time.

Operator

Scott Group, Wolfe Research.

Scott Group - Wolfe Research - Analyst

Thanks. Good morning, everyone. I wanted to follow up on the head count. You're talking about a 7% reduction in head count from here. It strikes me, though, that volumes were down 7% in the fourth quarter, and your head count was up 2%. Meanwhile, all the other rails had head-count reductions in that 7% range. It feels like 7% head-count reduction is a catch up to what other rails have done to respond to the weak volumes. If we're thinking about real productivity savings, why isn't there a lot more head-count potential here? That's where we can get the most confidence and visibility to real margin improvement, and it feels like there should be potential for a lot more. I'm not sure why we can't see that?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

All right. First, let me -- we started at a lower level of head count overall. We built head count somewhat last year to get our service back up to where it needs to be. It's there, and now we can begin to modulate head count down. 1,200 fewer employees, through a combination of attrition and furloughs this year would represent a 4% reduction in our work force overall year over year. We've given you the cost savings we expect from the attrition and the furloughs, and other actions on comp and benefits. That's a big piece of the overall $650 million in productivity annualized by 2020, fully $420 million.

Scott Group - Wolfe Research - Analyst

Okay. Then on the cash flow for a minute, when do think you can get back to the historical 16%,17% of revenue on CapEx, I guess a follow-up to what Tom was just asking? Then Marta, any thoughts on why you're slowing the buy-backs in 2016?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Let's talk about CapEx first, and I'll let Marta cover buy-backs second. We're targeting about 19% of revenue through the completion of PTC, which takes us through 2018. After that we intend to bring CapEx down to around 17%. We think that's a level of reinvestment, given other assumptions, that generates an adequate return for shareholders -- an excellent return for shareholders, in fact. Marta, why don't you talk about the buy-back strategy?

Scott Group - Wolfe Research - Analyst

Okay. The share repurchases we discussed were beginning at a run rate this quarter of $200 million, which would imply right now $800 million for the year. That's very much in line with what we've done over the last 10 years. We've averaged about $1 billion. Some years a little bit higher, some years a little bit lower. We finished 2015 at $1.1 billion, so we're comfortable with that level of guidance for now.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

I do want to point out Scott, our Board is very focused on buy-backs right now. That's a big part of our strategy. It has been in the past as we went through. We have kicked out to shareholders fully $15 billion through buy-backs and dividends in the past. We will continue to buy back our shares.

Scott Group - Wolfe Research - Analyst

Okay, thank you guys.

Operator

John Barnes, RBC Capital Markets.

John Barnes - RBC Capital Markets - Analyst

Good morning, guys. Thanks for the time. I want to go back to coal for a second. I think we're struggling a little bit with numbers in terms of the growth outlook. If I assume that 2016 is going to be down something similar to what the other rails are talking about -- let's say it's a mid-teens type of decline this year. Regardless of whether or not your franchise is less at risk to more switching on natural gas or something like that, you're still implying something like mid-single-digit compounded annual growth from 2017 through 2020.

I think that when you look at the change in the eastern utilities portfolio, whether it's the introduction of more nuclear or what have you, that seems like a big number, a big target out there for growth. Certainly that's a growth number, not stabilization. Can you talk a little bit more about how you start to see that up-swing, and where this CAGR of down one fits with something that looks like it's more up mid-single-digits in the out years?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

We're not looking for growth in coal in out years. 2016 is another leg down in coal volumes, and after that we see stabilization in the coal volumes. I'll let Alan return to the specific assumptions that underlie that.

But let me just re-emphasize, though. Ours is a flexible plan. We know this is a tough environment in which to talk about growth. That's why we are so focused on cost reductions, on maintaining excellent service, and on safety. If we do those three things, we will have a successful 2016. We will continue to drive on those three things as hard as we possibly can beyond 2016. We expect the results to offset any decline in volumes or revenue that we might experience contrary to our expectations.

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

We know that much of the coal decline this year is the result of the warm weather. With cold dispatching behind natural gas, it is much more volatile with weather conditions. We're very clear that our guidance once stockpiles normalize is dependent upon normal weather patterns. We also know that the opportunity for coal-to-gas switching in our specific service region, and particularly in the southeast, is muted going forward. But to be clear, we are not looking for growth in our coal franchise. We expect it to decline. We're going to manage it very closely, and continue to manage the resources that are applied against it.

John Barnes - RBC Capital Markets - Analyst

What assumption have you made for coal shut-downs within the franchise in that forecasted amount?

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Most of the additional natural gas plants that have been announced in the southeast are not targeted at specific NS plants. Up in the PJM there is more cross-over and there's more risk, and we've taken that into account, that there is a specific plant in the southeast. That's been taken into account, and our franchise, too. It comes in connection with looking at the announced natural gas plant additions in the next couple of years, and talking to our customers about it. We do have some of it in there, more predominant in the northeast.

John Barnes - RBC Capital Markets - Analyst

Okay, all right. Then my follow-up question -- thanks for that color. My follow-up is, you talked about 1,500 miles of track disposal. I know you guys sell real estate every year, so you know how to do it. My question on track disposal going forward is it seems like a lot of this is going to be stuff that maybe doesn't have a lot of value left to a short-line rail. There's not enough volume originating on that particular track.

I'm curious. Should we expect lower proceeds from track sales going forward just because there's less value on them? Are these going to be turned into really nice bike paths, or something like that? Is there still some value to be had to a short line? Is there still enough volume originating on that 1,500 miles, if there's some value there? Is there value there?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

I think the way to view this, John, is not as a real estate transaction or a real estate strategy, but as a network optimization strategy. It's a mechanism by which we can bring down future to capital spending associated with these lines, as we have said, and also to some extent reduce expenses. Alan, do want to elaborate at all on the customer effects of some of this -- the short-line potential? Some of this may be dealt to short lines.

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

Some of it will be dealt to short lines, so we can continue to handle the business. The ultimate goal is to ensure that with a short line handling it, we do not increase the cost to the supply chain.

John Barnes - RBC Capital Markets - Analyst

Okay, all right. Thanks for your time today.

Operator

Chris Wetherbee, Citi.

Chris Wetherbee - Citigroup - Analyst

Thanks, good morning. I wanted to touch on the broad volume outlook for 2016. Understanding where you guys are thinking about coal, but when you think about the entire book of business, how should we think about that in 2016? It sounds like first quarter's going to be tougher, but how does it look after that?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Certainly, it remains a challenging macro-environment. Alan will go through the specific assumptions for 2016. But again, let me say this is why we are so focused on cost savings, on maintaining service, and on safety. Those will be the three pillars of our success in 2016. The growth will come. This is a long-range plan. Over the course of five years, we do expect growth. We all know how powerful growth and pricing can be for the bottom line in the long run.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

The largest head winds we have right now with respect to near-term volume are coal inventory levels and retail inventory levels. Once those get worked through, we do see some growth, because we're coming off a year in which we had minimal growth. We have a very strong intermodal franchise. Our proof service product is going to direct more of that business back to our lines.

In the domestic sector, as we move into the second half of the year, we have a lot of strength. Our international franchise, once retail inventory levels are normalized, that will pick up; and we have strength in our automotive franchise. We do have some franchises that have opportunities for growth. We had a record volume in chemicals last year, and we had record volume in intermodal too, despite the Triple Crown restructuring.

Also note that Triple Crown will have a negative impact on volume comps, particularly for the first three quarters of the year. We do feel that as we progress through the year, and as we take advantage of our service product, and as inventory levels -- whether retail or in coal -- normalize, we're going to start to see significant improvement.

Chris Wetherbee - Citigroup - Analyst

Okay, but you're not predicating the outlook for 2016 on volume growth, it sounds like, though?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

No, there is certainly opportunity there, but we're watching it very closely, because there's a lot of uncertainty around commodities, and a lot of uncertainty on when particularly the retail inventory levels get reversed.

Chris Wetherbee - Citigroup - Analyst

Sure, that's helpful. I appreciate that.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

We're actively managing it with operations to make sure we're sizing our resources properly -- appropriately.

Chris Wetherbee - Citigroup - Analyst

Okay, that's great. Just a quick follow-up, if I may, on the fuel surcharge side. Marta, thanks the incremental -- the details you've been giving us in terms of fuel surcharge. As you see the WTI program bottom out here in January, and then going forward, how should we think about the head wind to operating profit? You lay that out in the slide. I'm curious if there's a view you can give us for 2016 when you think about that? What's included in terms of either a head wind or neutral impact from the fuel surcharge to profit in 2016? Thanks.

Marta Stewart - Norfolk Southern Corporation - CFO

Okay, as Alan described in the first quarter, that's -- the first-quarter is the one that will have the toughest comp compared to 2015, because recall, the first quarter of 2015 in January, some of those WTI ones were kicking in. We had $163 million of fuel surcharge in the first quarter of 2015. Year-over-year, the biggest decline we will see. We expect, if the forward curve stays like it is now, will be in the first quarter. Nevertheless, for all of the year, for all of the quarters, we expect to have much less net operating profit effect, because our fuel expenses will be going down more commensurately with our fuel revenue, if we stay in this oil price environment.

Chris Wetherbee - Citigroup - Analyst

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Okay, that's helpful. Thanks for the time guys, I appreciate it.

Operator

Brandon Oglenski, Barclays.

Brandon Oglenski - Barclays Capital - Analyst

Good morning, and thanks for taking my question. Jim, I know you said at the outset that you don't really want to talk about CP, but I'm getting plenty of emails here from investors that would like to discuss it. In that context, I want respectfully ask, we've heard from these plants from Norfolk over the years that you guys target peer margins. But we now have Canadian National, Canadian Pacific, Union Pacific, all in the low 60s, even cleaned up for the currency benefits up north.

We're still struggling with the coal guidance. I think there was a question earlier about how do you get to a negative 1 CAGR when you're guiding 15 down this year? Clearly, 4Q was pretty challenging here, even after you take out the restructuring charges. I don't think that we would argue that any of those big railroads that are running at a low 60s OR right now are in some sort of unsustainable, or less-safe operating condition than they were when they were running back in the 80s, or even 90s OR.

With your plan to drive about $600 million, $650 million of productivity improvements in the next five years, in CP's plan, which I would argue is backed up by a management team that has demonstrated the ability to do this in a very quick fashion, I think CP's plan is close to $1.2 billion over the same time frame. What is it about your business that you feel CP does not understand, that makes shareholders better off with $650 million of improvement, versus a low-60s OR and a $1.2-billion improvement plan?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

We've outlined a plan today to get to a sub-65 operating ratio by 2020, and as I said, we won't stop there. There is more we can do. We are going to continue to drive our operating ratio as low as we possibly can go with it. It's a good plan, it's a balanced plan. It contains a major component of cost cutting. We understand the need for that. That's absolutely critical. It's a flexible plan. If we don't see the growth, we will find additional ways to reduce expenses. It's a specific plan. It's the right plan for our markets, our franchise, and our customers.

Brandon Oglenski - Barclays Capital - Analyst

As a follow-up then, are you saying that $1.2 billion of improvement is nowhere near attainable in the time frame they have laid out? Can Norfolk ever get to a 60 operating ratio, or is that off the table for your network?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

As I said, 65 is the starting point for us. That's what we've said we're going to try to achieve by 2020. We may be able to go faster, we'll see. After we reach 65, we're going to continue to drive it lower.

Brandon Oglenski - Barclays Capital - Analyst

Thank you.

Operator

Matt Troy, Nomura.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Matt Troy - Nomura Securities, International - Analyst

Yes, thanks. I'm wondering if you could help us with the economics of the Pocahontas division, now that it's being consolidated. I'm curious if you could size the magnitude of the royalties? Will your disclosure change with respect to how it's presented, and how much of a head wind that might be, and the timing of the head wind as it runs off?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

I think, Matt, we're talking about two different things, here. The division consolidation that Mike went through reflects a strategy to reduce G&A., streamline operations, and streamline the organization. The coal royalties you referenced that appear in our other income as part of Rental and Other income, Marta, maybe you could give us a run rate on that?

Marta Stewart - Norfolk Southern Corporation - CFO

Yes. As you have mentioned, those have been decreasing of course with the decline in coal prices. Matt, that will continue to be reported in other income. Depending on prices and depending on coal prices, that will continue -- perhaps continue to decline. That's reflected in our charts in our book that we put out, and they were down $4 million in the fourth quarter, and $14 million for the full year.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

The divisional reorganization, in and of itself, has no effect on --

Marta Stewart - Norfolk Southern Corporation - CFO

Right. I am glad you asked that question, because with both of them having our corporation that handles the core royalties being called Pocahontas, and the division being called Pocahontas, we don't want any confusion there.

Matt Troy - Nomura Securities, International - Analyst

Understood, thank you. As my follow-up, you mentioned share repurchases as a big part of your plan. You gave us a targeted payout ratio of 33%, and the return of $15 billion to shareholders. Just curious -- maybe Marta -- what are the guard rails in terms of balance-sheet leverage or capital structure with respect to credit rating or leverage ratios you're comfortable pushing up against in order to drive share repurchases over time? I want a refresh on where you think Norfolk is comfortable with respect to some of those credit metrics? Thank you.

Marta Stewart - Norfolk Southern Corporation - CFO

As you know, share repurchases is one part of our total capital allocation policy. It is a very important part. As Jim mentioned, our Board is focused on it. What we are doing is we are making sure we stay within our credit ratings band, but we want to make sure we leverage as much as we can of that, and that's what we have done, buying back over - about $1 billion a year on average over the last 10 years. Right now our expectation is that we will stay within that band, and push as much of our free cash flow into share repurchases, combined with the appropriate amount of leverage.

Matt Troy - Nomura Securities, International - Analyst

I'm trying to get specifically as we think about modeling, you are willing to lever up more than where you are today? Is there an upper band that you think is --

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Marta Stewart - Norfolk Southern Corporation - CFO

As our balance sheet grows, and as our profits grow with this five year plan as that Jim described we expect to grow our share repurchase program with it.

Matt Troy - Nomura Securities, International - Analyst

All right, thank you.

Operator

Rob Salmon, Deutsche Bank.

Rob Salmon - Deutsche Bank - Analyst

Good morning, and thanks for taking the question. Jim, as a clarification for your 2016 OR guidance, you guys highlighted a bunch of track-mile sales, as well as the Roanoke office. I imagine it's also going to be sold. Should we be contemplating that there's some -- could you clarify to the extent that gains are incorporated in that sub-70 OR guidance you're targeting for the full year? Obviously it's a tough volume backdrop, and there will be some mix head winds as well, as we look out to this year.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Speaking specifically to real estate sales, gain on real estate sales, including any gain we record on sale of the Roanoke office building, would not be included in operating income, but would be below the operating income line in other income. That would have no income on the operating ratio. The proceeds from any line sales I think would be rather minimal in conjunction with the restructuring or rationalization of the 1,000 miles we referred to. There could be some proceeds from that. Again, the main focus of that is reduction in capital spending, and to some extent, expenses going forward.

Rob Salmon - Deutsche Bank - Analyst

Understood, and I appreciate that clarification there. Getting back to Tom's earlier question with regard to sidings, I'm going to ask it a little bit differently. Could you give us a sense of what the siding capacity is today across your different franchises, and what the train length currently stands at?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Okay, Mike?

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

Yes, sure. Most of our sidings from the railroad are 8,000 feet long. As we build new sidings, and we built a lot of new sidings over the years, and we built some up in the 10,000, 11,000, 12,000-foot range. We have got a lot of siding capacity out there. Relative to the size of the trains we're running now, our intermodal trains are running around 6,000 feet on average, a lot of capacity there. The rest of the overall network is in the 5,000 to 6,000 feet. We have got plenty of capacity on our sidings.

Rob Salmon - Deutsche Bank - Analyst

Thanks so much.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Operator

Bascome Majors, Susquehanna.

Bascome Majors - Susquehanna Financial Group / SIG - Analyst

Thank you for the time this morning. When framing your targeted expense reductions, I wanted to confirm that we should use 2015's GAAP results as a baseline, and better understand how we should incorporate what are natural volume-driven OpEx fluctuations and general expense inflation to those numbers going forward?

Since volume-sensitive cost should be down in 2016, is your $130-million productivity target for the year -- is that fully incremental to the cost savings that you naturally see from lower volumes? Maybe longer term, as volumes return to growth per the plan, how should we compare that rising volume-driven expense and the broader cost inflation you'll see to your longer-term target for $650 million in savings over five years?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

First, comparisons are to GAAP results in 2015. The cost savings we have outlined are in relation to GAAP reported earnings in 2015. Marta, why don't you take us through the dynamics of the productivity, and other elements of the question?

Marta Stewart - Norfolk Southern Corporation - CFO

Yes, they are compared to GAAP. The $130 million in savings does not include the benefit of the restructuring costs, so if you're looking year over year and you're looking at total expenses, you would expect a decline of $130 million plus the $93 million of the restructuring costs we had. Otherwise, it's all in there, the pluses and the minuses. If we have growth, if we have volume growth, you're exactly right. We would have incremental expenses associated with that volume growth, and that would not be in the $130 million.

Bascome Majors - Susquehanna Financial Group / SIG - Analyst

Okay, understood. Maybe from a high level, looking at the guidance to get below a 70 OR this year, if I plug a 70 OR into consensus revenues, it looks like something around 10% year-over-year EPS growth on your 2015 GAAP base of about $5.10. Is that the bogey we should be looking at, or is there something underlying -- maybe consensus revenue is too high or something else we should be thinking about before using that as our sense of your internal targets here?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Look, we've said sub-65 -- excuse me, sub-70 operating ratios in 2016 is our goal. That's what we're working toward through whatever combination of growth or lack thereof and expense savings. If we're heading into a recession, obviously the degree of difficulty gets that much higher. But we are committed to this goal, and we're pushing hard to achieve it

Marta Stewart - Norfolk Southern Corporation - CFO

I would point out, too -- and Alan can elaborate on this -- but I would point out, too, that while we're expecting volume declines in coal, that's not the case for all of our commodity groups.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

We'll pivot if we need to, as well. If we need to pivot harder on costs, we will certainly do that. We're not going to sacrifice our service, but everything else is on the table. We'll cut whatever we need to cut, short of hurting service.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Bascome Majors - Susquehanna Financial Group / SIG - Analyst

Well, a follow-up on that. If volumes do come in as you expected, is something approaching the double digits on your GAAP earnings base out of the question for this year, or is it within the range of possibilities in your view?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

You can do the math on the EPS effect of driving the operating ratio below 70, yes.

Bascome Majors - Susquehanna Financial Group / SIG - Analyst

All right, thank you for the time.

Operator

Jason Seidl, Cowen.

Jason Seidl - Cowen and Company - Analyst

Thank you, operator. Good morning, everyone. First question has to do with your CapEx going forward. Obviously with shutting down some of your lines that you've had with coal, and looking at the shut down, I think -- what'd you say, you have 1,500 miles of track, rearranging some of your locomotive needs and car types. Where is the new mix going to be? Is the mix going to change in terms of what you're investing in as we look at Norfolk Southern in 2020 versus 2015?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

You'll see -- by 2020, we will be done with PTC. You will see some of -- you'll see that roll out. You'll see more focus on core investments in our core network. That will certainly be part of the equation, all the way out to 2020. We will continue to invest in locomotives and equipment, and other structures and other critical aspects of the infrastructure. Other than the absence of PTC, no major change in the mix of our investments, other than perhaps greater concentration on core lines.

Jason Seidl - Cowen and Company - Analyst

Okay, that's good clarification. Marta, just to get some clarification for 2017 in relation to everyone trying pinpoint an EPS number for you, you talked about your tax rate dropping down. It sounded like there were several items that hit it, but it sounded like some of these items might be continuing into 2016 here. What should we look at in terms of your tax rate for the year?

Marta Stewart - Norfolk Southern Corporation - CFO

Yes, you are correct about that. The Tax Extenders Act also extended the credits already for this year. We would expect -- in prior years, we've guided to an effective tax rate about 37.5%. But for 2016 we think it will be more like 37% even.

Jason Seidl - Cowen and Company - Analyst

37% even, okay. Thank you so much for the time, as always.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Operator

Ken Hoexter, Bank of America Merrill Lynch.

Ken Hoextor - BofA Merrill Lynch - Analyst

Good morning Jim, Marta, Mike, and Alan. If we look back at the plan on page 8, you see a lot of revenue growth. I want to understand in this slower-growth market you're expecting pricing to scale up to 2.5% from zero the last few years, your volume growth to accelerate. I don't know, it says 2015 to 2020, so I don't know if you're counting 2015 and 2016 within that CAGR, which would be a pretty big up side for 2017 through 2020. But does that set up for trouble? I guess more importantly, how much of the 65% is built on revenue top line, versus the costs you've laid out?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

In the plan, revenue growth is an important driver of operating ratio improvement, and bottom-line improvement as well. Right now, it's a difficult environment in which to pitch growth. We understand that. That's why we are so focused on cost savings right now. Cost savings, keeping our service at the current level, and running a safe railroad are our top priorities in 2016, and we will do what we need to do to achieve the results.

That's the other thing to appreciate about the plan. It's a flexible plan, a dynamic plan. If we need to pivot to a different strategy, we certainly can and will.

Ken Hoextor - BofA Merrill Lynch - Analyst

Okay. Is there a limit of how much in that 65 is tied to the top-line versus your cost? I'm trying to understand at least for the base case you've set, so as things change we can understand what shifts need to be taken on more aggressive cost cutting. Is the plan based half on top line, half on costs, as it is right now?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

There are elements of both in the plan. It's a balanced plan. We think it's the right plan for our markets, and our customers, and our franchise. It does assume some volume growth, and pricing as well. Alan feels confident about the pricing potential here. The volume growth is obviously a bit more of a wild card. We think we have the opportunity to grow volume over this five-year period. Pricing, coupled with even modest growth, is an important driver of bottom-line performance for us, and everybody else in the industry. If we have to pivot to a different strategy and take the expenses down even more aggressively, we will.

Ken Hoextor - BofA Merrill Lynch - Analyst

Thanks. If I could do my follow-up on Triple Crown, Alan, maybe a little bit on volumes. Why did the Triple Crown, when you shut it down, volumes not turn back to intermodal? Did it lose to truck or are they still in transition? Ultimately, why was it eliminated? I'd presume because it wasn't additive to margin? I want to understand that shift in the business, why you weren't able to recapture it in different ways, whether it's through third party or what have you?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Ken, that's a good question. We worked with our channel partners to get as much of it back as possible. Almost by definition, the Triple Crown franchise was set up not to compete with our conventional intermodal franchise. There's not a lot of overlap. It's not yet fully defined how much will move back into our intermodal network. Frankly, Ken, we're seeing some move into our merchandise network, too, which once again underscores the benefit of our improved service product that our merchandise network can compete for Triple Crown business.

Ken Hoextor - BofA Merrill Lynch - Analyst

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

It's still in transition, is what you're saying. It's not -- it seems like a lot of obviously that opportunity -- was it lost again to truck, or is it still moving around?

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

Ken, most of it will ultimately be lost to truck, because our conventional network does not run in a lot of the lanes that Triple Crown ran in.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

The important take away here, though, is as we have said, despite the volume decline, we expect the restructuring to be accretive to earnings, modestly.

Ken Hoextor - BofA Merrill Lynch - Analyst

Okay, helpful. Thank you very much for the time. Appreciate it.

Operator

Justin Long, Stevens.

Justin Long - Stephens Inc. - Analyst

Thanks, and good morning. I wanted to follow up on the 2016 volume question, to be clear on that front. Is your guidance for a sub-70 OR assuming that volumes are down this year? If so, could you talk about the magnitude of the volume decline you are expecting?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

The volumes are currently in play right now, and it's a tough start to the year, no doubt about it. If we're heading into a recession, this is going to be a tough slug for everyone, we will pivot to additional cost-cutting, if we have to. The sub-70 operating ratio is our goal. We are going to do whatever we possibly can, short of going into a recession, that makes life difficult for all of us, for sure. Sub-70 is our goal. We're working hard to achieve it through a combination of expense reductions and whatever volume and pricing increases we can manage.

Justin Long - Stephens Inc. - Analyst

Okay, got it. Maybe to follow up on the OR target for 2016. You highlighted in 2015 the OR was 71.7 when you exclude the impact from Roanoke and Triple Crown. Is there any way to frame up how much of the improvement off of that base you expect in 2016 just from the strategic changes you've made, if you total up the impact from Roanoke, Triple Crown, and some of the other changes in the coal network?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Again, remember we're comparing to GAAP results, including the restructuring charges in 2015. That gives you a head start on lower expenses right there in 2016, but that doesn't factor into the $130 million in productivity we're looking for.

Justin Long - Stephens Inc. - Analyst

Okay, and one last quick one on that. Marta, sorry if I missed this. D&A obviously has taken a step up. What's your expectation for D&A this year?

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Marta Stewart - Norfolk Southern Corporation - CFO

Pardon me, what did you say? Did you say depreciation?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Depreciation and amortization. That was up in part because of the Triple Crown restructuring.

Marta Stewart - Norfolk Southern Corporation - CFO

Yes. Depreciation, when you exclude the restructuring charge, was up $10 million in the fourth quarter. We would expect a similar amount in each quarter -- to increase in each quarter in 2016.

Justin Long - Stephens Inc. - Analyst

Okay, very helpful. Thanks for the time.

Marta Stewart - Norfolk Southern Corporation - CFO

Thank you.

Operator

Cherilyn Radbourne, TD Securities.

Cherilyn Radbourne - TD Securities - Analyst

Thanks very much, and good morning. Your service metrics improved quite significantly in Q4. It looked like a lot of that was pretty back-end loaded. From a cost perspective, even though you're T&E over time was down and your re-crews were down, it would seem like you wouldn't have realized that full benefit in Q4. I was wondering if you could help us think about that particular issue?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

That's true, that's true. We did not see the full benefit of the service improvements in terms of expense reductions in Q4. Mike, talk a little bit about the trend, and what we expect in the first quarter

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

Yes, if you look at the service metrics through the quarter, they did improve each month through the quarter. It was near the end of the quarter that we got back to our historic highs, which is what we're currently operating at. That's why we feel like the productivity savings we've got going forward are going to be very achievable, because we did get to that level now.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Cherilyn Radbourne - TD Securities - Analyst

Do you happen to have what T&E overtime and re-crews would have looked like year over year in December, as an example?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Hang on just a second.

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

What's the question?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

What did it look like in December to give us a run rate for first quarter?

Marta Stewart - Norfolk Southern Corporation - CFO

Just for T&E. I gave the whole -- $13 million was for the entire quarter, Mike, was the reduction in overtime. What we're saying is that occurred disproportionately in December.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Right, correct. We don't have that broken out just by December.

Cherilyn Radbourne - TD Securities - Analyst

Okay, that's fine, but it was back-end loaded

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Correct. Yes, it was back-end loaded as the improvements happened sequentially each month through the quarter.

Cherilyn Radbourne - TD Securities - Analyst

Great. That's all my questions. Thank you.

Operator

John Larkin, Stifel.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

John Larkin - Stifel Nicolaus - Analyst

Good morning everybody, and thanks for taking my question. I wanted to dive a little more deeply into the rationalization of the coal network, which I guess will net 1,000 fewer track miles this year, and 1,500 in total through 2020. Are there any regulatory hurdles that have to be negotiated through here, especially this year, as you're talking about taking so many miles out of the system -- particularly if there's an abandonment that is required, given that maybe some of these lines aren't going to be attractive to short line or regional railroads?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

First, the 1,000 miles we are targeting in 2016 and the 1,500 by 2020 are not limited to the coal network. That would be across the entire expanse of our network. Now, a lot of that will be in the coal fields, for sure. Second, in general these line rationalizations would not require regulatory approval, because they would not be full-scale abandonments.

John Larkin - Stifel Nicolaus - Analyst

Okay, thank you. I think you called out the continuing program to convert DC locomotives over to AC locomotives. Could you give us a sense for how many locomotives are involved in that program, and what the savings per locomotive would be relative to purchasing new AC locomotives?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

It's an important program, very important part of our long-term capital strategy for locomotives. Mike?

Mike Wheeler - Norfolk Southern Corporation - SVP of Operations

Yes. If you look at the run rate, you have to look at it pretty far out. We've got about 1,200 of these dash-nine locomotives that are starting to hit the age where you've got to do something with them. We'll be doing these 1,200 locomotives over the next 10-plus years. The cost to rebuild's about half the cost of a new locomotive, and we get a great reliable locomotive with increased tractive effort. We're pretty excited. The early indications are really positive on the test results.

John Larkin - Stifel Nicolaus - Analyst

Order of magnitude on the savings per locomotive may be in the neighborhood of $1 million, $1.5 million? Somewhere in that range?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Capital versus buying new?

John Larkin - Stifel Nicolaus - Analyst

Yes.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Yes, that's probably about right.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

John Larkin - Stifel Nicolaus - Analyst

Thank you very much.

Operator

Jeff Kauffman, Buckingham Research. My Kauffman, your line is live.

Jeff Kauffman - Buckingham Research Group - Analyst

Thank you, thank you very much. Sorry, I had you on mute. Most of my questions at this point have been answered, but let me come back to Marta with a detail question. When you're talking $2.1 billion in CapEx, that's a gross CapEx number, right, not a net CapEx number?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

That's correct. That's all of our capital for 2016. The components are in that pie that was in one of my slides.

Jeff Kauffman - Buckingham Research Group - Analyst

Okay, I saw the slide. I just wanted to make sure I was counting it right. That's it, all my other questions have been answered. Good luck, thank you.

Operator

David Vernon, Bernstein Investment Research.

David Vernon - Bernstein - Analyst

Good morning. Alan, a question for you on the fuel surcharge program. It says here on the slide deck that you're shifting from WTI to diesel. The first question is, are you expecting to get 100% of the fuel revenue you lost through these new fuel programs, or will we also be seeing some of that recovery in the lost-fuel revenue in core price?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

We're going to see much of the recovery in core price, because new fuel surcharge programs are paying pretty low, also. As we compete with modal competition, their fuel surcharge programs are low, too. We're focused primarily on price. We do not want to give up price to move to an on-highway diesel fuel surcharge program, but we are making progress in that arena.

David Vernon - Bernstein - Analyst

As far as the progress you're making, is this the number of years to get that lost fuel revenue back as core price? Is this a three-year, five-year, one-year? How long do you think this is going to take to reclaim some of that lost value you had from the design of the surcharge program?

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

David, it's a multi-year program for us, because our contracts average a term in excess of three-plus years. That's one hurdle to getting it done immediately. The other hurdle is the volatility in the commodity prices. Once again, our commitment to focusing on price and not giving up pricing just to move to another fuel surcharge program that may also be out of the money.

David Vernon - Bernstein - Analyst

Okay. Marta, maybe as a quick follow-up, the $200 million a quarter you're going to do through buy-backs, are you planning to add more leverage this year, or is this all going to come organically from operations?

Marta Stewart - Norfolk Southern Corporation - CFO

We will add leverage in keeping with the size of our balance sheet. You can see, if you look over our past few years of our balance sheet, you can see that we're borrowing up to about 2.5 times EBITDA. We're going to keep our balance sheet strong, keep within our credit ratings band. It will be a mix of using the cash we have on hand, the profits from operations, and leverage.

David Vernon - Bernstein - Analyst

Okay, so we should expect some added leverage this year, then?

Marta Stewart - Norfolk Southern Corporation - CFO

Yes.

David Vernon - Bernstein - Analyst

Okay, thank you.

Operator

Tyler Brown, Raymond James.

Tyler Brown - Raymond James & Associates, Inc. - Analyst

Hi, good morning. Marta, real quick on the CapEx pinwheel in the deck. Can you guys split out the $2.1 billion between growth and maintenance CapEx?

Marta Stewart - Norfolk Southern Corporation - CFO

Yes, we can. It's basically in line with what, as Jim said, was not a huge change from our past strategy. If you pull out PTC, which you can see in that wedge in here, is about $246 million. The remainder is about 2/3, 1/3 core and growth.

Tyler Brown - Raymond James & Associates, Inc. - Analyst

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Okay, perfect. Then I'm curious, why does that 17% of sales feel like the right spend number by 2020? You've got PTC falling off. You're going to have 1,500 miles of main line that'll be rationalized. Service creates latent capacity. All the heavy lifting on intermodal has long been done by that point. Your loco plan's really focused more on rebuilds. Why wouldn't that number potentially be a lot lower than 17%? I want to be comfortable that you and the Board are really focused on maximizing free cash flow, and not necessarily OR EPS?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Of course. We're very focused on free cash flow. Free cash flow equals cash from operations minus capital spending, so from that standpoint lower capital spending is better. But we do certainly have a lot of replacement needs going forward. It's a very asset-intensive business we're in here. We expect to continue to invest appropriately, prudently, but responsibly, to keep that investment in great shape for our customers.

Tyler Brown - Raymond James & Associates, Inc. - Analyst

Quickly to that point, though, you're spending -- call it $600 million for growth this year. Is that about how much capital you need to spend to simply grow the business 2% to 3%?

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

I think by 2020 the growth capital starts to moderate, probably before then, in fact. As you know, we have built out a best-in-class intermodal terminal network. We're in the final stages of completing that terminal network. That takes some of the pressure off the growth part of CapEx. It's conceivable we could bring CapEx down further. That certainly would be healthy from the same point of free cash flow, but we also want to make sure that we are investing responsibly for a safe and efficient operation.

Marta Stewart - Norfolk Southern Corporation - CFO

Yes, and I think you should consider that 17% to be a general guideline, and not a not-to-exceed sort of thing, not a floor.

Tyler Brown - Raymond James & Associates, Inc. - Analyst

Okay, perfect. Thank you, guys.

Operator

Cleo Zagrean, Macquarie.

Cleo Zagrean - Macquarie Capital Securities - Analyst

Good morning, and thank you for your time. My first question is about the flexibility of your five-year cost-reduction plan. Where is the high flexibility you see? Please help us understand where is the highest opportunity for cutting cost, like you said, without affecting services -- maybe by highlighting where you think your network offers more opportunity versus peers, and then in case demand is lower, what kind of pivoting do you have in mind? Thank you.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

We went through the categories of cost savings we're targeting in the $650 million. Labor is the biggest contributor, and then reduced fuel consumption, the car fleet, and locomotive maintenance. Additional cost savings would come from all of the above. We would be seeking to pull each of those cost levers even harder, if we have to. We would be seeking additional cost savings, as well, through adjustment of our network in long-term, down-volume scenario.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Cleo Zagrean - Macquarie Capital Securities - Analyst

I appreciate that, and then my follow-up relates to intermodal. This quarter we saw pricing down about 2% ex-fuel. Can you help us understand what drove that? Was it new business? Was it renewal with existing customers, some mix impact? If you could share with us your outlook for price and volume growth this year for domestic and international, I would greatly appreciate that? Thank you.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Cleo, the recent we saw the decline in pricing or RPU ex fuel got intermodal in the fourth quarter was the Triple Crown restructuring. If you strip that out, RPU ex-fuel for intermodal was actually up 4%, reflective of the pricing action that we've taken throughout the year.

Our customers are committed in the intermodal network to long-term growth, and they understand that we need to be able to invest in the network to accommodate the growth. We're taking a long-term view of this. We're accelerating pricing across all markets, as we push to a disciplined, market-based pricing approach.

Intermodal will be taxed in the first half of the year due to the Triple Crown restructuring. But as we bring back more domestic business with our approved service product, and continue to benefit from shifts to east coast ports, we expect volumes in our intermodal franchise to improve throughout the year.

Cleo Zagrean - Macquarie Capital Securities - Analyst

Thank you very much.

Operator

Thank you. Our final question will come from Ben Hartford with Baird. Please proceed with your question.

Ben Hartford - Robert W. Baird & Company - Analyst

Thanks for fitting me in here. Take a look at that five-year outlook for intermodal, the 5% annualized growth. I'm assuming that domestic intermodal you're expecting to exceed international. One, I want to confirm that. Two, if that's the case, implied upper single-digit annualized domestic intermodal volume growth going forward, is it safe to assume your outlook, your intermediate-term outlook for intermodal, domestic intermodal, really hasn't materially changed, despite the fact that crude now is close to $30, as opposed to $100 about a year ago? Any perspective on that would be helpful. Thank you.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Compared to the compound annual growth rate for our intermodal franchise in the last five years, we actually do see a slowing of growth. Alan, give us a little color on that

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

Yes, Ben, frankly it's consistent with the rest of our five-year plan. It's conservative. We -- it is less than what we've had in the past, but it's a number at which we can continue to push price, and continue to encourage additional business on our lines. As trucking regulations are implemented in the last half of 2017 it's going to tighten capacity in 2016. That will be a spark for domestic intermodal growth. We've talked frequently about the strength of our international franchise and a continued shift mix from West coast to East Coast ports, and our strategic alignment with shipping partners who are adding capacity to the east coast.

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

Ben Hartford - Robert W. Baird & Company - Analyst

Okay, so in that 5% outlook, do you have assumed domestic intermodal volume growth exceeding international?

Alan Shaw - Norfolk Southern Corporation - Chief Marketing Officer

It approximates. We feel like there's a level of conservatism in our plan.

Ben Hartford - Robert W. Baird & Company - Analyst

Okay, great. Thank you.

Operator

Thank you. We have reached the end of the question-and-answer session. Mr. Squires, I would now like to turn the floor back over to you for concluding comments.

Jim Squires - Norfolk Southern Corporation - Chairman, President & CEO

Thank you all for your questions today. We look forward to speaking with you next quarter.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation, and have a wonderful day.

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on management’s current expectations, assumptions, estimates, beliefs and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended Dec. 31, 2014, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Copies of Norfolk Southern Corporation’s press releases and additional information about the Company are available at www.norfolksouthern.com or you can contact the Norfolk Southern Corporation Investor Relations Department by calling 757-629-2861.

Important Additional Information and Where to Find It
Norfolk Southern Corporation (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s shares of Common Stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. This information can also be found

JANUARY 27, 2016 / 01:45PM GMT, NSC - Q4 2015 Norfolk Southern Corp Earnings Call

in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), filed with the SEC on March 25, 2015, or the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 11, 2015 (the “Form 10-K”). To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2015 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement (when filed), 2015 Proxy Statement, Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.nscorp.com) or by writing to Denise Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510.

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